EXHIBIT 99.1

July 1, 2009

Mr. Matthew K. Behrent
EDCI Holdings, Inc.
11 E. 44th St., Suite 1201
New York, NY 10017

Dear Matt,

This letter amends and restates your employment letter dated August 25, 2008 with Entertainment Distribution Company, Inc. to confirm certain terms and conditions of your continued employment in the position of Executive Vice President, Corporate Development and Legal Counsel of EDCI Holdings, Inc. (the “Company”).  This position is located in New York, New York and reports directly to the Chairman of the Board of Directors of the Company.  In this position, you are responsible for all duties and services as normally are associated with such position or may be assigned to you from time to time.

Your base compensation is $175,000 per annum (the “Base Salary”), which shall be paid in bi-weekly installments for 26 pay periods per year in accordance with the Company’s normal payroll practices.

You will be eligible to participate in the Company’s Incentive Bonus Plan and other bonus plans or programs as shall be established by the Board upon recommendations from management of the Company from time to time for senior executives of the Company.  In addition, you will be eligible to receive discretionary bonus awards as the Board may determine in its sole discretion from time to time.

During the term of your employment, you will be entitled to four (4) weeks of vacation in each calendar year at such times as shall be mutually convenient to you and the Company.  Your vacation will be prorated for each partial calendar year during the term of your employment.

During the term of your employment, you will receive a monthly car allowance of $700, which will cover local driving and parking expenses incurred in connection with the performance of your duties hereunder.

During the term of your employment, you may participate in all retirement plans, life, medical/dental insurance plans and disability insurance plans of the Company, as in effect from time to time, to the extent that you qualify under the eligibility requirements of each plan or program.  Details of our current benefits plan have previously been provided to you.

Your employment may be terminated by the Company or by you at any time for any reason.  In the event your employment is terminated by the Company or by you for any reason you shall be entitled to receive the sum of (1) your accrued but unpaid Base Salary through the date of such termination, plus (2) your accrued but unpaid vacation pay through such date of termination, plus (3) any other compensation payments or benefits which have accrued and are payable in connection with such termination.  Upon payment of such amounts, the Company shall have no further payment obligation to you.  You will also have the right to continue medical and dental coverage as required by the Consolidated Omnibus Budget Reconciliation Act of 1995 (“COBRA”).

The Company agrees to refrain from making and agrees to cause its subsidiaries and its and their respective officers, directors, agents and employees to refrain from making any disparaging, derogatory or negative statements to the public or any third party about you, your employment with the Company or your reputation, standing in the business community or business practices, during and after termination of your employment with the Company.  You agree to refrain from making any such disparaging, derogatory or negative statements about the Company or any of its affiliates, or any of their past or present officers, directors, agents or employees.

This letter agreement may not be modified or amended in any way unless in a writing signed by each of the parties hereto.

Please confirm the terms and conditions set forth herein by countersigning this letter in the space provided below.

Sincerely,

Robert L. Chapman, Jr.
Chief Executive Officer